Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Decreases Net Loss by 27% over First Quarter

Second quarter revenue increases 10% over prior year

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – August 3, 2006 – Onvia, a leading provider of comprehensive government sales intelligence to businesses seeking government procurement opportunities, announced its second quarter financial results today. Revenues for the second quarter increased 10% to $4.1 million from $3.7 million in the second quarter of 2005. The comparable revenue growth rate in the first quarter of 2006 was 7% over the prior year. Gross margin was unchanged compared to prior year at 79%, however, margin improved from 76% in the first quarter of 2006. Net loss increased to $1.5 million from $1.4 million in the second quarter of 2005, but decreased 27% compared to the first quarter of 2006. Loss per share for the second quarter increased to $0.20 from $0.18 in the second quarter of 2005, but improved from a loss of $0.27 in the first quarter of 2006.

Net loss increased over the prior year due to non-cash stock compensation expense incurred from adopting new accounting guidance this year, planned increases in content costs to support new database products, and the planned increase in the sales force and sales support organization. This improvement in net loss compared to the first quarter of 2006 is due to the increase in revenue and the reduction in direct marketing costs as a result of more efficient prospect generation, and the continuing focus on a named account sales strategy.

Year over year, unearned revenue increased 36% to $8.5 million from $6.2 million as of June 30, 2005. Unearned revenue represents the unrecognized value of paid or billed client subscriptions and content license contracts. Total unearned contract value, which includes both unearned revenue and the unbilled portion of subscriptions and content license contracts, increased by 24% to $12.2 million compared to $9.8 million as of June 30, 2005. Unearned contract value is recognized ratably over the term of each contract.

Cash used in operations in the second quarter of $831,000 decreased by 35% and 18% compared to the second quarter of 2005 and first quarter of 2006, respectively. Cash used in operations includes $544,000 in lease payments on our idle space in the current quarter compared to $465,000 in the same period last year.

Onvia has 47,000 square feet of office space available for sublease. In June, Onvia executed a non-binding letter of intent with another party to lease all of the available space. This transaction will reduce Onvia’s cash obligation under the lease by approximately $3 million through April 2010. Upon execution, Onvia will adjust its accrual to match the terms of the lease, which will result in a positive adjustment to income of approximately $650,000. If the lease is signed before the filing of the 10-Q, Onvia will adjust its second quarter results to reflect this transaction. The accrual for the idle office lease is approximately $5.5 million as of June 30, 2006.

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2006 Operating Focus

Onvia’s mission is to become the authoritative source that businesses rely on for the relevant information, insight and intelligence required to grow their public-sector related business. In 2005, Onvia was focused on new product development and the initial migration of its sales organization from a direct marketing approach to a named account approach. In 2006, the Company is concentrating on increasing annual contract value through the introduction and adoption of new products, periodic price increases, improving retention rates, and increases in the size of the sales force.

New Product Adoption

In April, Onvia launched a database search tool, Onvia Navigator. Onvia Navigator provides a new way to identify pertinent information within its historical database of over 3 million transactional records. Onvia Navigator can be used very effectively in conjunction with Onvia Business Builder, which was launched a year ago.

Adoption of Onvia’s new database products, Onvia Business Builder and Onvia Navigator, continues to grow. In the second quarter, 33% of transactions included database products, up from 21% in the first quarter of 2006. A year after the launch of Onvia Business Builder, nearly 20% of non-county clients subscribe to either Onvia Navigator or Onvia Business Builder. The new consultative sales approach employed by the sales force is still in its early stages, and is intended to improve prospect qualification and conversion into database products. The availability of the database products has also contributed to an increase in client retention.

“New product upgrades by existing clients has been higher than expected, and has positively impacted our annual contract value,” stated Mike Pickett, Onvia’s Chairman and Chief Executive Officer. “The third quarter is the first renewal period for early adopters of Onvia Business Builder, and retention rates of these clients will be a strong value indicator of our flagship database products.”

Second Quarter Operating Metrics

Onvia’s business consists of two business channels: client subscriptions and content licenses.

Client subscriptions are sold directly to the end user of the business intelligence and are priced based upon the geographic range, nature of the content purchased and, in certain products, number of users.

Content license revenue is generated from customers who resell Onvia’s business intelligence to their customers. These contracts are generally single or multi-year arrangements invoiced on a periodic basis, and are not included in unearned revenue until billed.

The operating metrics used to measure the two business channels are number of clients, annual contract value, annual contract value per client, and quarterly contract value per client.

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Clients

At June 30, 2006, Onvia had approximately 14,300 clients, down from approximately 18,400 at June 30, 2005 and 16,400 as of March 31, 2006. Consistent with the focus on high value clients, Onvia continued to migrate its low value county clients to higher valued offerings. During the second quarter of 2006, Onvia discontinued service to 1,800 county clients who did not upgrade their service, and the Company expects the number of county clients to continue to decrease over the next few quarters. County clients represent less than 2% of Onvia’s annual contract value.

Annual Contract Value

Annual contract value is the aggregate annual revenue value of the subscription client base. Growth in annual contract value demonstrates success in increasing the number of high value clients and upgrading existing clients into new and higher valued products. At June 30, 2006, annual contract value for client subscriptions was $14.7 million, up from $12.9 million at June 30, 2005, an increase of 14%. The annual contract value of content licenses was $2.2 million as of June 30, 2006 compared to $1.4 million at June 30, 2005 and is excluded from the client subscription metrics.

Annual Contract Value per Client

At June 30, 2006 annual contract value per subscription client was $1,028 compared to $703 a year ago, and $869 at March 31, 2006.

Quarterly Contract Value per Client

Quarterly contract value per subscription client represents the average annual contract value of all new and renewing clients transacting during the quarter and is a leading indicator of future annual contract value per client. During the second quarter of 2006, quarterly contract value per client was $1,555 compared to $692 a year ago, and $1,112 during the first quarter of 2006.

Other Items

Beginning in 2006, Onvia adopted the provisions of SFAS No. 123(R) “Share Based Payment” which requires that the fair value of stock-based awards be expensed in the Company’s financial statements. As a result of adoption of this new accounting standard, the Company incurred $319,000 of non-cash stock compensation in the quarter and estimates that this new standard will cost the company approximately $1.1 million of non-cash stock compensation in 2006. The non-cash stock compensation costs are included in operating expenses and allocated based upon the recipient of the award.

A conference call hosted by Onvia’s management will be held today, Thursday, August 3, 2006 at 1:30 p.m. PST to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate website at www.onvia.com. A replay of the broadcast will be available on the Company’s website or by dialing 1-800-675-9924, pass code 80306, 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com.

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About Onvia

Onvia (NASDAQ: ONVI) helps companies identify and win government business across such diverse markets as architecture, engineering, construction, IT/telecom, consulting services, operations and maintenance, office equipment, transportation and medical equipment. More than 14,300 Onvia clients across the United States enjoy significant competitive advantage through customized, searchable access to Onvia’s Dominion™ database, the most comprehensive source of actionable government procurement intelligence available. With ever expanding coverage of more than 71,000 federal, state and local purchasing entities, Onvia delivers timely, in-depth information and insight on requests for proposals and quotes, agencies, decision-makers, vendors and project histories to help companies focus their sales resources on the best opportunities and convert them into awards. Onvia was founded in 1996 and is headquartered in Seattle, Washington.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, new product investment, client count and client information, content licenses, the Onvia Business Builder and Onvia Navigator products, government agency participation, operating metrics, subleasing idle office space, and changes to Onvia’s sales organization. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to execute its new products strategy; the new products fail to meet its expected capabilities; the new products fail to be as comprehensive as Onvia believes; Onvia’s clients are dissatisfied with the new products; Onvia’s technology fails to handle the increased demands on its online network caused by the new product offerings; customer adoption of new products is slower than expected; Onvia fails to increase annual contract value; competitors develop similar technologies and products; failure of the new consultative sales approach employed by Onvia’s sales force; Onvia has overestimated the value of sales intelligence to companies doing business with government agencies; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; Onvia fails to upgrade its existing client base into new and higher valued products; and failure to sublease the idle office space and/or failure to properly assess the lease accrual.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2005, Onvia’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2006, and Onvia’s Proxy Statement filed with the SEC on April 5, 2006.